Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 48 to the registration statement on Form N-1A ("Registration Statement") of our reports dated July 20, 2001 and July 18, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Reports to Shareholders of Scudder Managed Municipal Bonds and Scudder High Yield Tax Free Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Administrative Fee", "Experts", "Code of Ethics" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.




Boston, Massachusetts
September 26, 2001